Exhibit 4.3.2

SECOND AMENDMENT

TO THE

NIELSEN COMPANY SAVINGS PLAN

Pursuant to Article XIII of The Nielsen Company Savings Plan (the “Plan”) and pursuant to duly authorized Resolutions of The Nielsen Company Administrative Committee, the Plan is hereby amended effective as stipulated below:

1.	Effective January 1, 2011, Section 2.12 of the Plan is amended by deleting “paid” where it appears in the second line of the Section and replacing it with “of active employment.”

2.	Effective October 1, 2011, Section 5.04 of the Plan is amended by the addition of another paragraph which shall appear as the last paragraph of the Section and shall now read as follows:

“In no instance may a Participant direct more than twenty-five percent (25%) of his allocable Plan contributions into the Nielsen Company Stock Fund.”

3.	Effective October 1, 2011, Section 5.05(b) of the Plan is amended by the addition of another paragraph which shall appear as the last paragraph of the subsection and shall now read as follows:

“In no instance may a Participant transfer any percent or even dollar amounts of his Account to the Nielsen Company Stock Fund after his interest in the Nielsen Company Stock Fund exceeds twenty-five percent (25%) of the value of his Account.”

4.	Effective October 1, 2011, Section 5.05(c) is redesignated as (d) and Section 5.05 (c) shall now read as follows:

“Subject to the rules of this Section and the U.S. Securities and Exchange Commission, a Participant may transfer his Account balance invested in the Nielsen Company Stock Fund at any time.”

5.	Effective October 1, 2011, Section 8.01 of the Plan is amended by the addition of the following sentence and shall now read as follows:

“A Participant may request that the Nielsen Company Stock held in his Nielsen Company Stock Fund shall be distributed as part of his lump sum distribution either in kind or as cash.”

Executed as of the date indicated below opposite each name, by each Member of The Nielsen Company Administrative Committee.

8/25/11	/s/ LINDA BRIGANTI
Date	Linda Briganti

8/3/11	/s/ RICHARD FITZGERALD
Date	Richard Fitzgerald

8/25/11	/s/ BRENDON PERKINS
Date	Brendon Perkins